Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

REINSURANCE GROUP OF AMERICA APPOINTS

NEW MEMBER TO BOARD OF DIRECTORS

ST. LOUIS, Oct. 2, 2023 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global life and health reinsurer, today announced the appointment of Michele Bang to its Board of Directors. Ms. Bang began her service on October 1, 2023.

“Michele brings strong expertise in the asset management and insurtech sectors across the Asia Pacific region, which will serve RGA well as we seek to capitalize on growth opportunities in the region and around the world,” said Anna Manning, CEO, RGA. “Beyond her work in financial services, Michele’s experience advising startups and investing in emerging businesses will also provide valuable insight to our organization.”

“With more than 30 years of experience in financial services and insurance, Michele has been sought after by corporate boards and investment networks to provide her unique perspective,” said Stephen O’Hearn, Chair of the Board of Directors, RGA. “We are delighted to have Michele join the RGA Board and we very much look forward to working with her.”

Ms. Bang is the former Deputy Chief Executive Officer of Eastspring Investments, the Asia asset management arm of Prudential plc. During her time with Prudential, she concurrently served as executive team member that drove digital innovation and technology integration throughout the firm. She was the founding chair of Prudential Corporation Asia’s Diversity & Inclusion committee. Prior to her role with Prudential, Ms. Bang held senior leadership roles and board seats in Asia for Deutsche Asset Management (now DWS Group).

Since leaving Prudential, Ms. Bang has been active in new economy innovation as an investor, judge, and advisor to entrepreneurs in the health, education, and fintech space.

Ms. Bang holds a Bachelor of Arts degree in International Relations from Cornell University.

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA) is a global industry leader specializing in life and health reinsurance and financial solutions that help clients effectively manage risk and optimize capital. Founded in 1973, RGA celebrates its 50th anniversary in 2023. Over the past five decades, RGA has become one of the world’s largest and most respected reinsurers and is guided by a fundamental purpose: to make financial protection accessible to all. RGA is widely recognized for superior risk management and underwriting expertise, innovative product design, and dedicated client focus. RGA serves clients and partners in key markets around the world and has approximately $3.5 trillion of life reinsurance in force and assets of $89.0 billion as of June 30, 2023. To learn more about RGA and its businesses, visit www.rgare.com. Follow RGA on LinkedIn and Facebook.

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FOR MORE INFORMATION:

Lynn Phillips

Vice President, Corporate Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Director, Public Relations

636-736-8521

lizzie.curry@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com